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                                                                    Exhibit 3.29


                           ARTICLES OF INCORPORATION

                                       OF

                                ALGOODS USA INC.


     1.  CORPORATE NAME. The Corporation's name shall be Algoods USA Inc.

     2. AUTHORIZED SHARES. The Corporation shall have authority to issue 1000 shares.

     3. REGISTERED OFFICE AND AGENT. The street address of the Corporation's initial registered office shall be 3200 Providian Center, Louisville, Kentucky 40202-3363. The name of the Corporation's initial registered agent at that office shall be BTH inc.

     4. PRINCIPAL OFFICE. The mailing address of the Corporation's principal office shall be 3200 Providian Center, Louisville, Kentucky 40202-3363.

     5. INITIAL DIRECTOR. The name and mailing address of the individual who will serve as the Corporation's initial director are:

                               Sharon Sallows
                               Royal Bank Plaza, North Tower
                               Suite 1525
                               Toronto, Ontario M5J 2J2

     6. INDEMNIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS. Each person who is or becomes an executive officer or director of the Corporation shall be indemnified and advanced expenses by the Corporation with respect to all threatened, pending or completed actions, suits or proceedings in which that person was, is, or is threatened to be made a named defendant or respondent because he is or was a director or executive officer of the Corporation. This Article obligates the Corporation to indemnify and advance expenses to its executive officers or directors only in connection with proceedings arising from that person's conduct in his official capacity with the Corporation to the extent permitted by the Kentucky Business Corporation Act, as amended from time to time. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which directors and executive officers may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise.

     7.  LIMITATION OF DIRECTOR LIABILITY.

         (a) Except as otherwise provided by Article 7(b) below, no director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of his duties as a director.

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          (b)   Nothing in Article 7(a) above shall be deemed or construed to eliminate or limit the liability of a director for:

                1. Any transaction in which the director's personal financial interests conflict with the financial interests of the Corporation or its shareholders;

                2. Acts or omissions not in good faith or which involve intentional misconduct or which are known to the director to be a violation of law;

                3. Any vote for or assent by the director to a distribution to shareholders prohibited under KRS 271B.8-330 (or under any corresponding provision of the Kentucky Business Corporation Act, as amended from time to time); or

                4. Any transaction from which the director derives an improper personal benefit.

     8.   INCORPORATOR. The name and mailing address of the incorporator are:
Donna O'Bryan, 3200 Providian Center, Louisville, Kentucky 40202-3363.

                                   /s/ Donna O'Bryan
                                   -------------------
                                   Donna O'Bryan

                                    Date:  April 12, 1996
                                           --------------

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                             ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

                                       OF

                                ALGOODS USA INC.

     1.   The name of the corporation is Algoods USA Inc. (the "Corporation").

     2. Article 5 (the "Amendment") of the Corporation's Articles of Incorporation is amended so that as amended it shall read in its entirety as follows:

          5. Board of Directors. The Corporation shall not have a Board of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its shareholders.

     3. The Amendment does not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.

     4. The Corporation has 100 shares issued, outstanding and entitled to vote on the Amendment. The Corporation has no other authorized class of stock. The Amendment set forth above was adopted by a written consent executed by the sole shareholder of the Corporation and dated June 25, 1997.


                                   ALGOODS USA INC.


                                   By       S N Jallens
                                     --------------------------------------

                                   Title:   Chairman
                                         ----------------------------------